EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement for SRS Labs, Inc. 2006 Stock Incentive Plan on Form S-8 of SRS Labs, Inc. of our report dated March 12, 2008 relating to our audits of (i) the consolidated financial statements and financial statement schedule for the years ended December 31, 2007 and 2006 and (ii) internal control over financial reporting as of December 31, 2007, which appears in the Annual Report on Form 10-K of SRS Labs, Inc. for the year ended December 31, 2007.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

July 15, 2008